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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-67338

PROSPECTUS SUPPLEMENT
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(TO PROSPECTUS DATED
AUGUST 20, 2001)

                                 694,927 SHARES

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

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                                  COMMON STOCK

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         This prospectus supplement, taken together with our prospectus dated
August 20, 2001, constitutes the prospectus relating to the offering, from time to time, of up to 694,927 shares of common stock of Universal Compression Holdings, Inc. by certain of our stockholders. The selling stockholders received these shares of common stock as part of our acquisition of KCI Compression Company, L.P. in July 2001. We will not receive any of the proceeds from the sale of the shares by our selling stockholders. See "Use of Proceeds" in the prospectus. We have registered the resale of those shares, but that does not necessarily mean that any of those shares will be offered or sold by the selling stockholders.

         Up to 695 shares are being sold by MCNIC Compression GP, Inc. and up to 298,124 shares are being sold by MCNIC Compression LP, Inc. as selling stockholders in transactions executed by UBS Warburg LLC, acting as agent. The selling stockholders, UBS Warburg and any brokers and dealers participating in the distribution of the shares of our common stock may be deemed to be "underwriters" as defined in the Securities Act of 1933 and any profit on the sale of the shares of our common stock by the selling stockholders and any discounts, commissions or concessions received by UBS Warburg or any such broker or dealer may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" in this prospectus supplement.

         Our common stock, including the shares that may be offered pursuant to the prospectus, are listed on the New York Stock Exchange under the symbol "UCO." On December 20, 2001, the last sale price of our common stock as reported on the New York Stock Exchange was $27.20 per share.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is December 21, 2001.


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                              PLAN OF DISTRIBUTION

         Pursuant to a share sale agreement dated December 20, 2001 among UBS Warburg LLC, MCNIC Compression LP, Inc. and MCNIC Compression GP, Inc., UBS Warburg has agreed to sell, as agent, 298,124 shares of our common stock owned by MCNIC Compression LP, Inc. and 695 shares of our common stock owned by MCNIC Compression GP, Inc.

         Under the agreement, MCNIC Compression LP, Inc. and MCNIC Compression GP, Inc., as selling stockholders, appointed UBS Warburg as their agent and broker to sell the shares on their behalf from time to time. The agreement provides that UBS Warburg may purchase the shares for its own account, or solicit or execute purchase or sale orders of the shares for the accounts of its clients. For each share of our common stock that UBS Warburg sells pursuant to the agreement, it will receive a commission of $.035. The selling stockholders will receive the proceeds from the sale of the shares, less the commission, or, in the event UBS Warburg purchases the shares other than in an agency capacity, some other price to be negotiated.

         UBS Warburg and the selling stockholders have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

         We have made certain representations and warranties to UBS Warburg, and agreed to indemnify UBS Warburg as an underwriter against certain liabilities, including against certain liabilities under the Securities Act, in accordance with the terms provided for in our registration rights agreement with the selling stockholders. In addition, UBS Warburg agreed to indemnify us against certain liabilities, including liability under the Securities Act.

         The selling stockholders are, and any underwriter, broker-dealer or agent that participates in the sale of the shares may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

         UBS Warburg has from time to time provided, and may in the future provide, investment banking and other services to us or to the selling stockholders, for which UBS Warburg has received, or will receive, customary fees and commissions.


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